Exhibit 10.1

INVESTMENT AGREEMENT

BY AND AMONG

FIVE BELOW, INC.,

PURCHASERS

AND THE OTHER PARTIES NAMED HEREIN

Page

1.	Purchase and Sale of Shares		2

	1.1	Sale and Issuance of Series A Preferred Stock	2
	1.2	Closing; Delivery	3
	1.3	Use of Proceeds; Dividend	3
	1.4	Defined Terms Used in this Agreement	3
	1.5	Terms Defined Elsewhere in this Agreement	7

2.	Representations and Warranties of the Company		9

	2.1	Organization, Good Standing, Corporate Power and Qualification	9
	2.2	Capitalization	9
	2.3	Subsidiaries	10
	2.4	Authorization	10
	2.5	Valid Issuance of Shares	11
	2.6	Consents; Filings; Conflicts	11
	2.7	Litigation	11
	2.8	Intellectual Property	12
	2.9	Agreements; Actions	12
	2.10	Certain Transactions	14
	2.11	Rights of Registration and Voting Rights	14
	2.12	Real Property	15
	2.13	Financial Statements	15
	2.14	No Undisclosed Liabilities	16
	2.15	Changes	16
	2.16	Employee Matters	17
	2.17	Tax Returns and Payments	19
	2.18	Insurance	19
	2.19	Employee Agreements	19
	2.20	Compliance with Law and Regulations; Permits	19
	2.21	Corporate Documents	20
	2.22	Environmental and Safety Laws	20
	2.23	Tangible Personal Property	21
	2.24	Inventories	21
	2.25	Suppliers	21
	2.26	Certain Payments	21
	2.27	Accounts and Notes Receivable and Payable	22
	2.28	Working Capital	22

3.	Representations and Warranties of Purchasers		22

	3.1	Authorization	22
	3.2	Purchase Entirely for Own Account	22
	3.3	Disclosure of Information	22
	3.4	Restricted Securities	22

i

(continued)

Page

	3.5	No Public Market	23
	3.6	Legends	23
	3.7	Accredited Investor	23
	3.8	Financial Ability	23

4.	Covenants		23

	4.1	Access to Information; Confidentiality	23
	4.2	Conduct of the Business Pending the Closing	24
	4.3	Third Party Consents; Approval Documents, Disclosure Documents	27
	4.4	Governmental Consents and Approvals	27
	4.5	Further Assurances	28
	4.6	No Shop	28
	4.7	Non-Competition; Non-Solicitation; Confidentiality	29
	4.8	Publicity	30
	4.9	Related Party Transactions with Non-Management Affiliates	31
	4.10	Monthly Financial Statements	31
	4.11	Notification of Certain Matters	31
	4.12	Section 280G Approval	31
	4.13	Amendments to Stock Plan	32
	4.14	SCS Revolving Loans	32

5.	Conditions to Purchasers’ Obligations at Closing		33

	5.1	Representations and Warranties	33
	5.2	Performance	33
	5.3	Compliance Certificate	33
	5.4	Qualifications	33
	5.5	Opinion of Company Counsel	33
	5.6	Indemnification Agreement	33
	5.7	Amended and Restated Bylaws	33
	5.8	Amended and Restated Investor Rights Agreement	33
	5.9	Second Amended and Restated Shareholders Agreement	33
	5.10	Restated Articles	34
	5.11	Secretary’s Certificate	34
	5.12	No Material Adverse Effect	34
	5.13	Conversion	34
	5.14	Credit Agreement	34
	5.15	Closing Date Capitalization Table	34

6.	Conditions of the Company’s Obligations at Closing		34

	6.1	Representations and Warranties	34
	6.2	Performance	34
	6.3	Compliance Certificate	34

(continued)

Page

	6.4	Payment of Purchase Price	34
	6.5	Qualifications	35
	6.6	Amended and Restated Investor Rights Agreement	35
	6.7	Second Amended and Restated Shareholders Agreement	35
	6.8	Credit Agreement	35

7.	Survival; Indemnification		35

	7.1	Survival of Representations, Warranties and Covenants	35
	7.2	Indemnification	36
	7.3	Limitations on Indemnification	36
	7.4	Indemnification Procedures	37
	7.5	Determination of Losses	39
	7.6	Exclusive Remedy	39

8.	Termination		39

	8.1	Termination of Agreement	39
	8.2	Procedure Upon Termination	40
	8.3	Effect of Termination	40

9.	Miscellaneous		40

	9.1	Binding Effect; Assignment; Successors and Assigns	40
	9.2	Governing Law	40
	9.3	Counterparts	41
	9.4	Titles and Subtitles	41
	9.5	Notices	41
	9.6	No Finder’s Fees	41
	9.7	Fees and Expenses	41
	9.8	Amendments and Waivers	42
	9.9	Severability	42
	9.10	Delays or Omissions	42
	9.11	Entire Agreement	42
	9.12	Dispute Resolution	42
	9.13	WAIVER OF JURY TRIAL	42
	9.14	Non Recourse	43
	9.15	No Commitment for Additional Financing	43

LIST OF EXHIBITS

Exhibit A	SCHEDULE OF PURCHASERS

Exhibit B	COMMON DIVIDEND FORMULA

Exhibit C	FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

Exhibit D	FORM OF SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES, LIMITATIONS AND SPECIAL RIGHTS OF THE SERIES A 8% CONVERTIBLE PREFERRED STOCK

Exhibit E	DISCLOSURE SCHEDULE

Exhibit F	FORM OF INDEMNIFICATION AGREEMENT

Exhibit G	FORM OF AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

Exhibit H	FORM OF SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Exhibit I	FORM OF LEGAL OPINION OF COMPANY COUNSEL

Exhibit J	FORM OF AMENDED AND RESTATED BYLAWS

[Exhibits C through J have been omitted as certain of these exhibits have been separately filed as exhibits to the Form S-1. The Company agrees to furnish supplementally a copy of these exhibits to the Securities and Exchange Commission upon request.]

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT is made as of September 1, 2010 by and among Five Below, Inc., a Pennsylvania corporation (the “Company”), the purchasers listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”), the Persons listed as “Founders” on the signature pages to this Agreement (each a “Founder” and together the “Founders”) and the Persons listed as “Significant Common Shareholders” on the signature pages to this Agreement (each a “Significant Common Shareholder” and together the “Significant Common Shareholders”).

WHEREAS, the Company desires to issue to Purchasers, and Purchasers desire to purchase from the Company, shares of Series A 8% Convertible Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), for an aggregate purchase price of $194,000,000 (the “Shares”), upon the terms and conditions hereinafter set forth;

WHEREAS, as an inducement to Purchasers entering into and completing the transactions contemplated by this Agreement, (i) the Company, LLR Equity Partners II, L.P. and LLR Equity Partners Parallel II, L.P. (collectively, “LLR”), Blue 9 Fund I, L.P. and the Company have executed and delivered to the Purchasers an irrevocable waiver of the right of first offer and preemptive rights established by Section 2 of the Investor Rights Agreement, and (ii) LLR, as the holder of a majority of the outstanding shares of Existing Preferred Stock, has executed and delivered to the Company and the Purchasers an irrevocable conversion notice (the “Conversion Notice”) pursuant to Section 5.3.1 of the Company’s Amended and Restated Certificate of Designations, Preferences, Limitations and Special Rights of the Series A Convertible Preferred Stock and the Series A-1 Convertible Preferred Stock (the “Existing Preferred Designation”) to effect the conversion of all issued and outstanding shares of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock (collectively, the “Existing Preferred Stock”), effective as of the Dividend Record Date;

WHEREAS, promptly following the consummation of the sale of Shares to Purchasers, the Company intends to use proceeds from the sale of Shares and certain other funds (as described in Section 1.3) to pay a dividend (as calculated pursuant to Section 1.3, the “Common Dividend”) to Persons who hold of record shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) on the later of (i) 11:59 PM EDT on the date that is thirty (30) days after the date on which notice of the record date of the Common Dividend is given to equity holders, and (ii) 11:59 PM EDT on the day immediately prior to the day of Closing (the “Dividend Record Date”);

WHEREAS, in connection with the Common Dividend, as soon as practicable after the date hereof,

(i)	the Company shall prepare and deliver a notice and information statement to holders of the Company’s options pursuant to which such holders will be given a period of twenty (20) Business Days from the mailing thereof (the “Offer Period”) (unless such twenty-Business Day period is extended) the opportunity to exercise all (but not less than all) of their vested and unvested options, effective as of the Dividend Record Date;

(ii)	the Company shall prepare and deliver a notice and information statement to holders of the Company’s Compensatory Warrants pursuant to which such holders will be given the opportunity during the Offer Period to exercise all (but not less than all) of their Compensatory Warrants, effective as of the Dividend Record Date (the offers described in the preceding clause (i) and this clause (ii) are referred to herein collectively as the “Exercise Offer”);

(iii)	the Company shall prepare and deliver a notice and information statement to holders of the Existing Preferred Stock and the Financing Warrants pursuant to which (A) holders of Financing Warrants will be given opportunity to exchange all (but not less than all) of their Financing Warrants for the Exchange Consideration, effective as of the Closing (the “Exchange Offer”), and (B) holders of Existing Preferred Stock will be given notice of action taken by holders of a majority of the Existing Preferred Stock regarding, among other matters, the approval of this Agreement, the other Transaction Documents, the Common Dividend, and certain other matters related thereto, and the conversion of all outstanding Existing Preferred Stock pursuant to the Conversion Notice; and

(iv)	the Company shall prepare and deliver a notice to holders of its Common Stock regarding, among other matters, this Agreement and certain Transaction Documents and the Common Dividend, (the notices and disclosure documents, including any exercise notice, restricted share agreement and exchange agreement executed in connection therewith, described in clauses (i) through (iv) are referred to herein collectively as the “Disclosure Documents”); and

WHEREAS, certain terms used in this Agreement are defined in Section 1.4;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1. Purchase and Sale of Shares.

1.1 Sale and Issuance of Series A Preferred Stock.

(a) The Company shall adopt and file with the Department of State of the Commonwealth of Pennsylvania on or before the Closing the Amended and Restated Articles of Incorporation of the Company in the form of Exhibit C attached to this Agreement and the Second Amended and Restated Certificate of Designations, Preferences, Limitations and Special Rights of the Series A 8% Convertible Preferred Stock of the Company in the form of Exhibit D attached to this Agreement (collectively, the “Restated Articles”).

(b) Subject to the terms and conditions of this Agreement, Purchasers agree to purchase at the Closing, and the Company agrees to sell and issue to Purchasers at the Closing, that number of Shares that is convertible at Closing into 65.7627%, in the aggregate, of the Post-Closing Fully Diluted Equity (the “Total Number of Purchased Shares”), for an aggregate purchase price of $194,000,000 (One Hundred Ninety-Four Million Dollars) (the “Purchase Price”). As used herein, the “Post-Closing Fully Diluted Equity” means that number of fully diluted shares of Common Stock outstanding immediately after Closing, (i) after giving effect to the exercise of all options and the Compensatory Warrants pursuant to Exercise Offer, the exchange of the Financing Warrants pursuant to the Exercise Offer and the conversion of the Existing Preferred Stock pursuant to the Conversion Notice, and (ii) assuming the issuance and conversion of the Shares and taking into consideration any options, Compensatory Warrants and Financing Warrants that were not exercised or exchanged pursuant to the Exercise Offer or Exchange Offer, calculated in accordance with GAAP, using the treasury stock method with the Purchase Price used in determining the fair market value per share.

(c) Each Purchaser shall purchase that number of Shares equal to the ownership percentage set forth opposite such Purchaser’s name of Exhibit A attached to this Agreement, multiplied by the Total Number of Purchased Shares and the consideration payable by such Purchaser for such Shares shall be equal to the ownership percentage set forth opposite such Purchaser’s name on Exhibit A attached to this Agreement, multiplied by the Purchase Price.

1.2 Closing; Delivery.

(a) The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures at 10:00 AM EDT on the third Business Day after the later of (i) the satisfaction or waiver of all conditions to closing set forth in Sections 5 and 6, and (ii) the expiration of the Offer Period (as it may be extended pursuant to Subsection 4.3(b)), or at such other time and place as the Company and Purchasers mutually agree upon in writing (which time and place are designated as the “Closing”).

(b) At the Closing, the Company shall deliver to Purchasers certificates representing the Shares being purchased by them at the Closing against payment of the Purchase Price by wire transfer to a bank account designated by the Company.

1.3 Use of Proceeds; Dividend. The Company will use the proceeds from the sale of the Shares, together with any other sources of cash available to the Company (including, without limitation, funds borrowed under the Company’s existing credit facility) to pay the Common Dividend concurrent with or promptly after the Closing. The amount of the Common Dividend and the Common Dividend payable per share of Common stock (the “Per Share Dividend”), and the sources for the Common Dividend shall be determined by the Company’s board of directors as constituted immediately prior to the Closing (the “Pre-Closing Board”) in good faith, provided that the aggregate amount of the Common Dividend determined by the Pre-Closing Board shall not exceed the amount determined pursuant to the formula set forth in Exhibit B attached to this Agreement. In making its determination of the Common Dividend and Per Share Dividend, the Pre-Closing Board may use such judgments as it determines in good faith and the Pre-Closing Board’s determination of the actual Common Dividend and Per Share Dividend shall be final, conclusive and binding.

1.4 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b) “Amended and Restated Bylaws” means the amended and restated bylaws of the Company, dated as of the date of the Closing, in the form of Exhibit J attached to this Agreement.

(c) “Amended and Restated Investor Rights Agreement” means the agreement among the Company, Purchasers and certain other stockholders of the Company, dated as of the date of the Closing, in the form of Exhibit G attached to this Agreement.

(d) “Amended and Restated Shareholders Agreement” means that certain Amended and Restated Shareholders Agreement, dated April 20, 2005, as amended from time to time.

(e) “Articles of Incorporation” means the Company’s amended and restated articles of incorporation, dated June 27, 2008.

(f) “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of Philadelphia, Pennsylvania are authorized by law to close.

(g) “Change in Control” means (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the Company’s shareholders immediately prior to such transaction not holding more than fifty percent (50%) of the voting power of the surviving or continuing entity, or (b) a sale, conveyance or disposition of all or substantially all of the assets of the Company in a bona fide arms’ length transaction or series of related transactions with a third party, unless the Company’s shareholders immediately prior to such transaction or transactions will, as a result of such sale, lease or disposition hold more than fifty percent (50%) of the voting power of the purchasing entity.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing, and any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(j) “Compensatory Warrants” means the warrants to purchase Common Stock that are identified as “Compensatory Warrants” in Subsection 2.2(d) of the Disclosure Schedule.

(k) “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

(l) “ERISA Affiliate” means any Person which would be treated as a single employer with the Company under Section 414 of the Code.

(m) “Event” means any event, change, effect, development, occurrence, circumstance, condition, matter or state of facts.

(n) “Exchange Consideration” means, with respect to a Financing Warrant, (i) an amount in cash equal to the Common Dividend paid per share of Common Stock, multiplied by the number of shares of Common Stock underlying such Financing Warrant, minus the aggregate exercise price of such Financing Warrant, and (ii) that number of shares of Common Stock equal to the number of shares of Common Stock underlying such Financing Warrant.

(o) “Financing Warrants” means the warrants to purchase Common Stock that are identified as “Financing Warrants” in Subsection 2.2(d) of the Disclosure Schedule.

(p) “GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

(q) “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

(r) “Indebtedness” of any Person means, without duplication, (i) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

(s) “Indemnification Agreement” means the agreement between the Company and the director designated by any Purchaser entitled to designate a member of the Board of Directors of the Company pursuant to the Second Amended and Restated Shareholders Agreement, dated as of the date hereof and effective as of the Closing, in the form of Exhibit F attached to this Agreement.

(t) “Investor Rights Agreement” means that certain Investor Rights Agreement, dated April 20, 2005, as amended from time to time.

(u) “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

(v) “Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge after reasonable investigation of the following officers of the Company: David Schlessinger, Thomas Vellios and Ken Bull.

(w) “Law” or “Laws” means any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Body.

(x) “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

(y) “Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

(z) “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

(aa) “Material Adverse Effect” means any Event that, individually or in the aggregate with all other Events, (a) has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, results of operations, or financial condition of the Company other than an effect resulting from an Excluded Matter, or (b) prevents the Company from consummating the transactions contemplated by this Agreement. For purposes hereof, “Excluded Matter” means any one or more of the following: (i) the financial, banking, capital markets or general economic conditions, (ii) changes in the value of the Company, (iii) regulatory or political conditions, or securities markets in the United States or worldwide or any outbreak of hostilities, terrorist activities or war, or any material worsening of any such hostilities, activities or war, (iv) changes in Laws of general applicability, (v) changes in GAAP, (vi) actions and omissions of the Company taken with the prior written consent of Purchasers, or (vii) earthquakes, storms or similar catastrophes.

(bb) “MB Letter Agreement” means the letter agreement, dated February 11, 2010, between the Company and Miller Buckfire & Co, LLC and the supplemental letter agreement related thereto, dated of even date herewith (“Supplemental MB Letter Agreement”).

(cc) “Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

(dd) “Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past practice.

(ee) “Permitted Exceptions” means all (i) defects, exceptions, restrictions, easements, rights of way, encumbrances, imperfections or irregularities of title, liens, easements, building or use restrictions, prescriptive rights, protrusions, conditions, ordinances, charges or similar restrictions existing or of record or in the public records, relating to the Company Properties including, covenants, mortgages, deeds of trusts, agreements, covenants, UCC security interest filings, and similar restrictions; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not resulting from a breach, default or violation by the Company of any Contract or Law; (iv) zoning, entitlement and other land use and environmental Laws, provided that such Laws have not been violated in any material respect; and (v) statutory and contractual landlord’s Liens under Real Property Leases pursuant to which the Company is a tenant and is not in default beyond any applicable notice and cure period.

(ff) “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

(gg) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(hh) “Qualified Public Offering” means an underwritten public offering of shares of Common Stock in which the Company receives aggregate gross proceeds of at least $100 million, and following which the shares of the Company are listed on a nationally recognized U.S. stock market.

(ii) “Second Amended and Restated Shareholders Agreement” means the agreement among the Company, Purchasers and certain other stockholders of the Company, dated as of the date hereof and effective as of the Closing, in the form of Exhibit H attached to this Agreement.

(jj) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(kk) “Stock Plan” means the Company’s Equity Incentive Plan, as amended and restated effective May 14, 2010.

(ll) “Tax” means (i) all taxes, charges, levies, fees or other assessments imposed by any United States federal, state, local or non-U.S. taxing authority, including net or gross income, excise, property, sales, transfer, franchise, payroll, withholding, value-added, social security or other similar taxes, including any interest, penalties or additions to tax attributable thereto, and (ii) any liability to pay amounts described in clause (i) by reason of Treasury Regulation Section 1.1502-6 or similar provision of state, local or foreign law, transferee or successor liability, contract or otherwise.

(mm) “Tax Return” means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

(nn) “Transaction Documents” means this Agreement, the Restated Articles, the Amended and Restated Investor Rights Agreement, the Second Amended and Restated Shareholders Agreement, the Amended and Restated Bylaws, and the Indemnification Agreement(s).

1.5 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have means set forth in the sections indicated below:

Term	Section
280G Disclosure Statement	4.12
Acquisition Transaction	4.6(a)
Antitrust Division	4.4(a)
Antitrust Laws	4.4(b)
Closing	1.2(a)
COBRA	2.16(j)
Common Dividend	Recitals
Common Stock	Recitals
Company	Preamble
Company Plans	2.16(f)
Company Properties	2.12(a)
Confidential Information	4.1, 4.7(c)

Confidentiality Agreement	4.1
Conversion Notice	Recitals
Deductible	7.3(b)
Deductible Dividend Defense Costs	7.3(a)
Disclosure Documents	Recitals
Disclosure Documents Actions	Recitals
Disclosure Schedule	2
Dividend Record Date	Recitals
Environmental Laws	2.22
ERISA	2.16(g)
Excluded Matter	Material Adverse Effect definition
Existing Credit Facility	4.14(a)
Existing Preferred Designation	Recitals
Existing Preferred Stock	2.2(a)
Financial Statements	2.13
Founder(s)	Preamble
FTC	4.4(a)
Fundamental Representations	7.1
Hazardous Substance	2.22
HSR Act	2.6(b)
HSR Filings	4.4(a)
LLR	Recitals
Loan Agreement	5.14
Loss(es)	7.5
Material Contracts	2.9(a)
Maturity Date	4.14(b)
Most Recent Balance Sheet	2.13
New Reserve Amount	4.13
Offer Period	Recitals
Outside Termination Date	8.1(a)
PCBs	2.22
Per Share Dividend	1.3
Personal Property Leases	2.23
Post-Closing Fully Diluted Equity	1.1(b)
Potential Benefits	4.12
Pre-Closing Board	1.3
Purchase Price	1.1(b)
Purchaser(s)	Preamble
Purchaser Indemnified Parties	7.2
Real Property Lease	2.12(a)
Representatives	4.6(a)
Restated Articles	1.1(a)
Restricted Business	4.7(a)
Restriction Period	4.7(a)
SCS Loan	4.14(a)
Series A Preferred Stock	Recitals
Shares	Recitals
Significant Common Shareholder(s)	Preamble
Supplemental MB Letter Agreement	MB Letter Agreement definition
Survival Expiration Date	7.1
Third Party Claim	7.4(b)
Total Number of Purchased Shares	1.1(c)
Working Capital Shortfall	4.14(a)
Wells Fargo	5.14

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit E to this Agreement (the “Disclosure Schedule”), the following representations are true and complete. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to carry on its business as presently conducted and as currently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

2.2 Capitalization.

(a) The authorized capital of the Company as of the date hereof consists of:

(i) 60,000,000 shares of Common Stock, 21,632,316 shares of which are issued and outstanding; all such issued and outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws; and

(ii) 20,000,000 shares of Preferred Stock, of which (A) 6,990,700 shares have been designated Series A Convertible Preferred Stock pursuant to the Existing Preferred Designation, 6,173,030 shares of which are issued and outstanding, and (B) 9,300,000 shares have been designated as Series A-1 Convertible Preferred Stock pursuant to the Existing Preferred Designation, 8,006,984 shares of which are issued and outstanding.

(b) The Company holds no Common Stock in its treasury. The Company holds no Preferred Stock in its treasury.

(c) As of the date hereof:

(i) the Company has reserved 5,150,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Stock Plan.

(ii) of the shares reserved under the Stock Plan, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 3,255,982 shares have been granted and are currently outstanding, and 1,894,018 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.

The Company has furnished to Purchasers complete and accurate copies of the Stock Plan and forms of option award agreements used thereunder.

(d) Subsection 2.2(d) of the Disclosure Schedule sets forth the capitalization of the Company as of the date hereof, including the number of shares and the name of the holder of the following: (i) issued and outstanding Common Stock, (ii) granted and outstanding stock options, including grant date, exercise date, vesting schedule and exercise price; (iii) each series of Existing Preferred Stock; and (iv) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Shares to be issued under this Agreement, (B) the rights provided in Section 2 of the Investor Rights Agreement, (C) the securities and rights described in Subsection 2.2(c) of this Agreement and Subsection 2.2(d) of the Disclosure Schedule, and (D) the securities and rights described in the Existing Preferred Designation, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Existing Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Existing Preferred Stock. Except as set forth in Subsection 2.2(d) of the Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of the Company’s capital stock, or (ii) provide material funds to, or make any material investment in (in the form of a loan or capital contribution) or provide any guarantee with respect to the obligations of, any Person. Except as set forth in Subsection 2.2(d) of the Disclosure Schedule, there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equityholders) of the Company may vote. Except as set forth in Subsection 2.2(d) of the Disclosure Schedule, there are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company is a party or is bound with respect to the voting or consent of any shares of capital stock.

(e) The Company has obtained valid waivers with respect to the rights of first offer and preemptive rights held by any Person to purchase any of the Shares covered by this Agreement.

2.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4 Authorization. All corporate action required to be taken by the Company’s Board of Directors and its shareholders in order to authorize the Company to enter into and perform this Agreement and the other Transaction Documents to which the Company is a party, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. Assuming due authorization and execution by the other parties to this Agreement and the other Transaction Documents to which the Company is a party, this Agreement and such other Transaction Documents when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained in the Amended and Restated Investor Rights Agreement, the Amended and Restated Bylaws and the Indemnification Agreement may be limited by applicable federal or state securities Laws.

2.5 Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of Purchasers in Section 3 of this Agreement and subject to the filings described in Subsection 2.6(b)(ii) below, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares will be duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Articles, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of Purchasers in Section 3 of this Agreement, and subject to Subsection 2.6 below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

2.6 Consents; Filings; Conflicts.

(a) Except as set forth in Subsection 2.6(a) of the Disclosure Schedule, none of the execution and delivery by the Company of this Agreement or the other Transaction Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Company under, any provision of (i) the Articles of Incorporation or Bylaws of the Company; (ii) any Material Contract or any material Permit to which the Company is a party or by which any of the properties or assets of the Company are bound; (iii) any Order applicable to the Company or any of the properties or assets of the Company; or (iv) any applicable Law.

(b) Except as set forth in Subsection 2.6(b) of the Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with (i) the execution and delivery of this Agreement, the other Transaction Documents, respectively, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any material Permit or Material Contract of the Company, except for (A) the filing of the Restated Articles, which will have been filed as of the Closing, (B) filings pursuant to Regulation D of the Securities Act and applicable state securities laws, which have been made or will be made in a timely manner, and (C) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”).

2.7 Litigation. Except as set forth in Subsection 2.7 of the Disclosure Schedule, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s Knowledge, currently threatened (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; (ii) that questions the validity of the Transaction Documents or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Documents; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s Knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any Order (in the case of officers, directors or Key

Employees, such as would affect the Company). There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8 Intellectual Property. The Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold as of the date hereof) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Except as set forth in Subsection 2.8 of the Disclosure Schedule, other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Except as set forth in Subsection 2.8 of the Disclosure Schedule, the Company has not received any written communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants made prior to their employment by the Company. Subsection 2.8 of the Disclosure Schedule lists all Company Intellectual Property. The Company has not embedded any open source, copy left or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement. For purposes of this Subsection 2.8, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

2.9 Agreements; Actions.

(a) Subsection 2.9(a) of the Disclosure Schedule sets forth, by reference to the applicable subsection of this Subsection 2.9(a), all of the following Contracts (other than leases for real property) to which the Company is a party or by which its assets or properties are bound (collectively, the “Material Contracts”):

(i) Except for stock option agreements entered into under the Stock Plan, Financing Warrants, Compensatory Warrants, Contracts entered into by the Company for the sale of Existing Preferred Stock and Financing Warrants and Disclosure Documents, Contracts with any stockholder of the Company or Affiliate thereof or any current or former officer, director, stockholder or Affiliate of the Company;

(ii) Contracts with any labor union or association representing any employee of the Company;

(iii) Contracts for the sale of any of the assets of the Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(v) Contracts that limit the ability of the Company from competing in its line of business, as currently conducted; for purposes of this provision permitted use restrictions contained in a Contract for the lease of real property shall not be considered a provision that limits the Company’s ability to compete in any line of business or geographic area;

(vi) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;

(vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness by the Company or imposing a Lien on any of the assets of the Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii) Contracts, other than purchase orders entered into in the Ordinary Course of Business and Contracts for the employment of any individual on a full-time, part-time or consulting or other basis, giving rise to Liabilities of the Company in excess of $150,000 during the term thereof;

(ix) Contracts (or groups of related Contracts), other than purchase orders entered into in the Ordinary Course of Business, providing for payments to the Company in excess of $50,000 in any fiscal year or $150,000 in the aggregate during the term thereof;

(x) Contracts requiring the Company to purchase a minimum volume of products from a supplier or requiring the Company to sell a minimum of its products;

(xi) Contracts under which the Company has made advances or loans to any other Person;

(xii) Contracts providing for severance, retention, change in control or other similar payments;

(xiii) Contracts for the employment of any individual on a full-time, part-time basis providing annual cash compensation in excess of $150,000;

(xiv) material Contracts with independent contractors or consultants (or similar arrangements) that (A) are not cancelable without penalty or further payment and without more than 30 days’ notice or (B) provide for annual cash compensation in excess of $150,000 per year; and

(xv) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company.

(b) Except as set forth in Subsection 2.9(b) of the Disclosure Schedule, each Material Contract is a legal, valid and binding agreement and in full force and effect and enforceable by the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Except as set forth in Subsection 2.9(b) of the Disclosure Schedule, (A) upon consummation of the transactions contemplated by this Agreement, each Material Contract shall continue in full force and effect without penalty or other adverse consequence and (B) the Company is not in default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given written notice of any significant dispute with respect to any Material Contract. The Company has delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

2.10 Certain Transactions.

(a) Except as set forth in Subsection 2.10 of the Disclosure Schedule, other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors of the Company, (iii) as set forth in the Articles of Incorporation and Bylaws of the Company, (iv) Contracts entered into in connection with prior equity financing rounds of the Company, (v) the purchase of shares of the Company’s capital stock and the issuance of options and warrants to purchase shares of Common Stock approved in the written minutes of the Board of Directors of the Company or by written consent of the Board of Directors of the Company, and (vi) as contemplated by the Disclosure Documents, there are no agreements, understandings or proposed transactions between the Company and any of its Affiliates, stockholders, officers, directors, consultants or Key Employees, or any member of his or her immediate family, or any Affiliate thereof.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the Ordinary Course of Business or employee relocation expenses and for other customary employee benefits made generally available to all employees of the Company. Except as set forth in Subsection 2.10 of the Disclosure Schedule, none of the Company’s Affiliates, stockholders, directors, officers or employees, or any members of their immediate family members, or any Affiliate of the foregoing, are, directly or indirectly, indebted to the Company or, to the Company’s Knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which directly competes with the Company except that directors, officers or employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company or (iii) financial interest in any Contract with the Company.

2.11 Rights of Registration and Voting Rights. Except as provided in the Investor Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s Knowledge, except as contemplated in the Amended and Restated Shareholders Agreement and options and warrants issued by the Company and except as set forth in Subsection 2.11 of the Disclosure Schedule, no stockholder of the Company has entered into any agreements with respect to the voting of shares of capital stock of the Company.

2.12 Real Property.

(a) The Company does not, and never has, owned any real property or interests in real property, including improvements thereon and easements appurtenant thereto. Subsection 2.12(a) of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company (each a “Real Property Lease” and the Company’s interest in the Real Property Leases referred to herein as “Company Properties”) as lessee or lessor, including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto. The Company Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company. All of the Company Properties are adequate and sufficient, in all material respects, for the continuing conduct of the business of the Company as presently conducted. The Company has delivered to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b) The Company has a valid, binding and enforceable leasehold interest against the counterparty thereto under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions and as set forth on Subsection 2.12(b) of the Disclosure Schedule. Each of the Real Property Leases is in full force and effect. The Company is not in default under any Real Property Lease. Except as set forth on Subsection 2.12(b) of the Disclosure Schedule, to the Company’s Knowledge, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default and no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any of the Company Properties or any part thereof and the Company has not received any written notice of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(d) The Company has not received any written notice from any insurance company that has issued a policy with respect to any of the Company Properties requiring performance of any structural or other repairs or alterations to such Company Properties.

(e) The Company does not own or hold, is not a party to, and is not obligated under, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

2.13 Financial Statements. The Company has delivered to each Purchaser its (a) audited financial statements as of January 31, 2009 and January 30, 2010 (the “Audited Financial Statements”), (b) its unaudited income statement and statement of cash flows for the 22-week period ended July 3, 2010 (the “Interim Statements”) and (c) its unaudited balance sheet as of July 3, 2010 (the “Most Recent Balance Sheet” and together with the “Interim Statements”, the “Interim Financials”, and the Audited Financials and the Interim Statements together, the “Financials”). Except as set forth on Subsection 2.13 of the Disclosure Schedule, the Financials (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and (ii) fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, except as otherwise stated therein or, in the case of the Interim Financials, for the omission of footnotes (that, if presented, would not differ materially from those presented in the Audited Financial Statements) and subject to normal and recurring year-end adjustments The Company maintains a standard system of accounting established and administered in accordance with GAAP.

2.14 No Undisclosed Liabilities. Except as set forth on Subsection 2.14 of the Disclosure Schedule and except as and to the extent set forth in the audited balance sheet for the fiscal year ended January 30, 2010 or the Most Recent Balance Sheet, the Company has no Indebtedness or Liabilities other than those (i) incurred in the Ordinary Course of Business since January 30, 2010, (ii) under this Agreement, the other Transaction Documents and the Disclosure Documents, or (iii) that are immaterial to the Company.

2.15 Changes. Except as expressly contemplated by this Agreement, the other Transaction Documents and the Disclosure Documents and except as set forth in Subsection 2.15 of the Disclosure Schedule, since January 30, 2010 (i) the Company has conducted its business only in the Ordinary Course of Business and (ii) there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the Ordinary Course of Business that have not caused a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would reasonably be expected to have a Material Adverse Effect;

(c) any waiver or compromise by the Company of a material debt owed to it;

(d) any satisfaction or discharge of any Lien or payment of any obligation by the Company, except in the Ordinary Course of Business;

(e) any material change to a Material Contract;

(f) any material change in any compensation arrangement or agreement with any Key Employee, officer, director or stockholder of the Company;

(g) any resignation or termination of employment of any officer or Key Employee of the Company;

(h) any Lien created by the Company with respect to any of its material properties or assets, except for Permitted Liens or Liens that arise in the Ordinary Course of Business and do not materially impair the Company’s ownership or use of its property or assets;

(i) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate family members, other than travel advances and other advances made in the Ordinary Course of Business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k) (i) any Tax election, settlement or compromise of any Tax claim or liability, or change or revocation thereto, or entry into a settlement or compromise, or a change (or a request to any taxing authority to change) in any material aspect of the Company’s method of accounting for Tax purposes, or (ii) preparation or filing of any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice; or

(l) any arrangement or commitment by the Company to do any of the things described in this Subsection 2.15.

2.16 Employee Matters.

(a) Subsection 2.16 of the Disclosure Schedule sets forth a description of all compensation for the fiscal year ending January 30, 2010 and projected for the fiscal year ended January 29, 2011, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company who received cash compensation from the Company in excess of $150,000 for the fiscal year ended January 30, 2010 or is anticipated to receive cash compensation from the Company in excess of $150,000 for the fiscal year ending January 29, 2011.

(b) The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(c) To the Company’s Knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Subsection 2.16 of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Subsection 2.16 of the Disclosure Schedule, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d) Each former executive-level employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(e) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any Contract with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s Knowledge, threatened, which would reasonably be expected to have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its current or former employees.

(f) Subsection 2.16 of the Disclosure Schedule sets forth all “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit arrangements or payroll practices, including without limitation, retirement plans, bonus plans, employment, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination, retention or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, educational and employee assistance plans and programs maintained, established or sponsored by the Company, or which the Company participates in or contributes to thereunder for current or former employees, consultants, independent contractors or directors of the Company or any of its ERISA Affiliates (the “Company Plans”).

(g) True, correct and complete copies of the following documents, with respect to each of the Company Plans, have been made available or delivered to Purchasers by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto; (iii) the most recent Internal Revenue Service determination letter or opinion letter; (iv) the most recent summary plan descriptions; (v) written communications to employees relating to the Company Plans; and (vi) written descriptions of all non-written agreements relating to the Company Plans.

(h) All contributions, premiums and benefit payments under or in connection with the Company Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Plans have been timely made (including under any valid extension) or have been reflected on the Most Recent Balance Sheet.

(i) Neither the Company nor any of its ERISA Affiliates maintains or contributes to, or has within the last six years sponsored, maintained, contributed or has been obligated to contribute to any “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the “Code, including any “multiemployer plan”, as defined in Section 3(37) of ERISA.

(j) Except as set forth in Subsection 2.16 of the Disclosure Schedule, none of the Company Plans provides any retiree or post-employment life or health insurance, benefits or coverage to any current or former employees of the Company, except as may be required under the Consolidate Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and at the sole expense of such individual except as required by applicable law.

(k) The Company Plans have been established and maintained, in all material respects, in accordance with their terms and with all provisions of ERISA, the Code and other applicable federal and state laws and the Company has performed and complied in all material respects with all of its obligations under and with respect to each Company Plan. Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been established and maintained in all material respects in accordance with the requirements of Section 409A of the Code and the regulations thereunder. Except as set forth in Subsection 2.16 of the Disclosure Schedule, (i) each stock option granted by the Company was granted with an exercise price equal to the fair market value of the Common Stock on the date of grant in compliance with Section 409A of the Code or satisfies the “grandfather” rules for stock option under Section 409A of the Code, and (ii) the Company has not adjusted or amended the exercise price of any options which are outstanding as of the date hereof. The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s Board.

(l) Each Company Plan intended to qualify under Section 401 of the Code and the trust maintained pursuant thereto has received or may rely on a favorable determination or opinion letter from the IRS concerning its qualification under and exemption from federal income taxation under Sections 401 and 501 of the Code, respectively, and nothing has occurred since the date of the most recent determination letter or opinion letter relating to any such Company Plan that would adversely affect the qualification of such Company Plan.

(m) Except as set forth in Subsection 2.16 of the Disclosure Schedule, the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan that will (i) result in any payment (whether of severance pay or otherwise) becoming due to any current or former employee, director of, or consultants to, the Company, (ii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Plan, (iii) increase any amount of benefits under any Company Plan, (iv) require any contribution or payments to fund any obligations under any Company Plan, (v) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate any Company Plan or (vi) give rise to any amount that would not be deductible by the Company under Section 280G of the Code.

2.17 Tax Returns and Payments. The Company has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) timely paid in full all material amounts of Taxes due and owing (whether or not shown on any Tax Return), it being understood that no representation or warranty is being made regarding the availability of any net operating loss carryovers to offset any taxes that are first due following the Closing. Except as set forth in Subsection 2.17 of the Disclosure Schedule, no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company. The Company has no Liability for Taxes of any other Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of Law, as a transferee or successor, or by contract. Except as set forth in Subsection 2.17 of the Disclosure Schedule, all Taxes required to be withheld, collected or deposited by or with respect to the Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority. The Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder.

2.18 Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to comply with applicable Law and Material Contracts to which the Company is a party or by which it is bound. The Company has insurance policies in full force and effect for such amounts as are sufficient for all Material Contracts to which the Company is a party or by which it is bound.

2.19 Employee Agreements. Each Key Employee has executed (a) an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for Purchasers, and (b) a non-competition and non-solicitation agreement substantially in the form or forms delivered to counsel for Purchasers. To the Company’s Knowledge, no Key Employee is in violation of any agreement covered by this Subsection 2.19.

2.20 Compliance with Law and Regulations; Permits.

(a) The operation of the business of Company since January 1, 2007, and as currently conducted, does not violate any Law or Order applicable to the Company or of its assets and properties, except where a violation would not reasonably be expected to be materially adverse to the Company. Neither the Company nor to the Company’s Knowledge, any of its directors, officers or Key Employees has violated or is currently in default or violation in any material respect under any Law or

Order applicable to the Company or any of its assets and properties. The Company has timely filed with the proper authorities all statements and reports required by all Laws or Orders to which the Company and its assets, properties and business are subject, except where noncompliance would not reasonably be expected to have a Material Adverse Effect. No claim of a violation of any such Laws or Orders by the Company has been made and the Company is not aware of any claim of violation, or of any actual violation, of any such Laws or Orders by the Company, that, in each case, would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has all material Permits required by any Law or any Governmental Body for the conduct of the Company’s business as presently conducted. Each of the Company’s Permits is in full force and effect and the Company is in compliance in all material respects with the terms and requirements thereof, and no such Permit is subject to any conditions or limitations other than those applicable to permits of that kind generally. There is not pending or, to the Company’s Knowledge, threatened, any action, investigation, complaint or other proceeding by or before any Governmental Body to revoke, cancel, suspend, modify or refuse to renew, or otherwise relating to, any of the Permits.

2.21 Corporate Documents. The Articles of Incorporation and Bylaws of the Company as in effect on the date hereof are in the form provided to Purchasers. The copy of the minute books of the Company provided to Purchasers contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since 2007 and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.22 Environmental and Safety Laws. Except as would not reasonably be expected to have a Material Adverse Effect, the Company is and has been in compliance with all Environmental Laws. To the Company’s Knowledge, there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company. The Company has not received any written notice of any claim, allegation, investigation, judicial or administrative action or proceeding, and to the Company’s Knowledge, none are threatened or pending, in which it is alleged that the Company has failed to comply with or is subject to liability under Environmental Laws, and, to the Company’s Knowledge, the Company is not subject to any outstanding Order or agreement issued by a Governmental Body under any Environmental Laws. To the Company’s knowledge, (a) there have been no Hazardous Substances generated or otherwise used by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Body in the United States; (b) no facts, circumstances or conditions exist with respect to the Company or any property currently or formerly owned, operated, leased, or otherwise used by the Company that could reasonably be expected to result in the Company incurring unbudgeted material liability; and (c) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.

For purposes of this Subsection 2.22, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.23 Tangible Personal Property.

(a) The Company has good and marketable title to all of the items of tangible personal property used in the business of the Company (except as sold or disposed of subsequent to the date of acquisition thereof in the Ordinary Course of Business), free and clear of any and all Liens, other than the Permitted Exceptions and as set forth on Subsection 2.23(a) of the Disclosure Schedule. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted).

(b) None of the personal property leased by the Company for use in its business personal property involves annual payments in excess of $50,000. All of the items of personal property subject to a personal property lease (each, a “Personal Property Lease”) are in good condition and repair (ordinary wear and tear excepted), and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.

(c) The Company has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and the Company has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

2.24 Inventories. The inventories of the Company are in good and marketable condition. Adequate reserves have been reflected in the Balance Sheet for obsolete, excess, damaged, slow-moving, or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP. The inventories of the Company constitute sufficient quantities for the operation of business of the Company in the Ordinary Course of Business.

2.25 Suppliers. Subsection 2.25 of the Disclosure Schedule sets forth a list of the ten (10) largest merchandise suppliers of the Company, as measured by the dollar amount of purchases therefrom, during each of the fiscal years ended January 31, 2009 and January 30, 2010, showing the approximate total purchases by the Company from each such supplier during each such period. Since January 30, 2010, no supplier listed on Subsection 2.25 of the Disclosure Schedule has terminated its relationship with the Company or materially reduced or changed the pricing or other terms of its business with the Company and, to the Knowledge of the Company, no supplier listed on Subsection 2.25 of the Disclosure Schedule has notified the Company that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company.

2.26 Certain Payments. The Company has not and, to the Company’s Knowledge, none of the Company’s stockholders, directors, officers or employees or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, entertainment or other payment to any Person, private or public (including to any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns), regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, for the benefit of the Company, or (iv) in violation of any Law in any material respect, or (b) established or maintained any fund or asset for the direct benefit of the Company that has not be recorded in the books and records of the Company.

2.27 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business and are payable to the Company in the Ordinary Course of Business. None of the accounts or the notes receivable of the Company represent obligations for goods sold on consignment or on approval.

(b) All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof (i) are the result of bona fide transactions in the Ordinary Course of Business and (ii) have been paid (except in the case of accounts payable reflected in the Most Recent Balance Sheet) in the Ordinary Course of Business.

2.28 Working Capital. The Company has adequate working capital to conduct its business in the Ordinary Course of Business.

3. Representations and Warranties of Purchasers. Each Purchaser hereby represents and warrants to the Company, severally as to itself, and not jointly, that:

3.1 Authorization. Purchaser has full power and authority to enter into the Transaction Documents. The Transaction Documents to which Purchaser is a party, when executed and delivered by Purchaser, shall constitute valid and legally binding obligations of Purchaser, enforceable against the Purchaser in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained in the Amended and Restated Investor Rights Agreement, the Amended and Restated Bylaws of the Company and the Indemnification Agreement may be limited by applicable federal or state securities Laws.

3.2 Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by Purchaser’s execution of this Agreement, Purchaser hereby confirms, that the Shares to be acquired by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3 Disclosure of Information. Purchaser has had an opportunity to discuss and review, as the case may be, the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of Purchasers to rely thereon.

3.4 Restricted Securities. Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Amended and Restated Investor Rights Agreement. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5 No Public Market. Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6 Legends. Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend set forth in, or required by, the other Transaction Documents.

(c) Any legend required by the securities Laws of any state to the extent such Laws are applicable to the Shares represented by the certificate so legended.

3.7 Accredited Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8 Financial Ability. Purchasers have access to funds that will be available at Closing and sufficient to purchase the Shares. Purchasers’ obligations hereunder are not in any way contingent or otherwise subject to (a) the consummation of any financing arrangements or obtaining any financing, or (b) the availability of any financing to Purchaser or any of its Affiliates.

4. Covenants.

4.1 Access to Information; Confidentiality. The Company shall afford to Purchasers, and their accountants, counsel, financial advisors and other representatives that are bound by confidentiality terms no less restrictive than those set forth in the Confidentiality Agreement, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company Property, books, financial information (including working papers and data in the possession of the Company’s or its independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s systems of internal control), Contracts and records of the Company and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company as Purchasers shall reasonably request; provided, however, that such investigation shall not unreasonably disrupt the Company’s operations. Prior to the Closing, the Company shall generally keep Purchasers informed as to all material matters involving the operations and businesses of the Company. The Company shall authorize and direct the appropriate directors, officers and Key Employee to discuss matters involving the operations and business of the Company with representatives of Purchasers. All nonpublic information provided to, or obtained by, Purchasers and their accountants, counsel, financial advisors and other representatives in connection with the transactions contemplated hereby shall be “Confidential Information” (as defined in the Confidentiality Agreement) for purposes of the Confidentiality Agreement dated May 3, 2010 among Advent International Corporation and the Company (the “Confidentiality Agreement”), the terms of which shall continue in force for the period specified in the Confidentiality Agreement. Notwithstanding the foregoing, the Company shall not be required to disclose any information if such disclosure would contravene any applicable Law. No information provided to or obtained by Purchasers and their accountants, counsel, financial advisors and other representatives pursuant to this Subsection 4.1 shall limit or otherwise affect (a) the remedies available hereunder to Purchasers (including Purchasers’ right to seek indemnification pursuant to Section 7), (b) the representations or warranties of, or the conditions to the obligations of, the parties hereto, or (c) the rights and remedies of the Company under the Confidentiality Agreement.

4.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly provided in this Agreement or with the prior written consent of Purchasers, which consent shall not be unreasonably conditioned, withheld or delayed, between the date hereof and the Closing, the Company shall:

(i) conduct the business of the Company only in the Ordinary Course of Business;

(ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and Key Employees) and goodwill of the Company and (B) preserve the present relationships with Persons having business dealings with the Company (including suppliers);

(iii) maintain (A) all of the material assets and properties of, or used by, the Company in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets of the Company in the Ordinary Course of Business;

(iv) (A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) continue to pay accounts payable in the Ordinary Course of Business, and (C) comply in all material respects with all contractual and other obligations of the Company under its Contracts;

(v) comply with the capital expenditure plan of the Company for fiscal year 2010, including making such capital expenditures in the amounts and at the times set forth in such plan; and

(vi) comply in all material respects with all applicable Laws.

(b) Without limiting the generality of the foregoing, except (w) as otherwise expressly provided in this Agreement, the other Transaction Documents, the Disclosure Documents or the Supplemental MB Letter Agreement, (x) the issuance of Common Stock in connection with the transactions contemplated by the Disclosure Documents, (y) as necessary to declare, pay and otherwise effect the Common Dividend and payment of expenses incurred by the Company and Purchasers in connection with the transactions contemplated by this Agreement (including, without limitation, the fees contemplated by Subsections 9.6 and 9.7), the other Transaction Documents or the Disclosure

Documents, or (z) with the prior written consent of Purchasers, which consent shall not be unreasonably conditioned, withheld or delayed, the Company shall not:

(i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of, or other ownership interests in, the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company;

(ii) transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, the Company;

(iii) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company, or amend the terms of any outstanding securities of the Company;

(iv) amend the Articles of Incorporation or Bylaws of the Company except pursuant to the Restated Articles and the Amended and Restated Bylaws;

(v) except as required to comply with applicable Laws or as otherwise required under the applicable Company Plan as of the date hereof, or except as set forth in Subsection 4.2(b) of the Disclosure Schedule or in the Disclosure Documents, (A) increase the salary, wages or other compensation of any director, officer, consultant, Key Employee or, other than in the Ordinary Course of Business, employee, of the Company, (B) grant any unusual or extraordinary bonus, equity awards, fringe benefit, severance, or other direct or indirect compensation to any current or former director, officer, employee or consultant of the Company, (C) increase the coverage or benefits available under any Company Plan, or (D) adopt, enter into, terminate, amend, fund or secure any Company Plan or any other arrangement that would be a Company Plan if in effect on the date of this Agreement;

(vi) (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness, except with respect to the payment of the Common Dividend, the fee contemplated by the Supplemental MB Letter Agreement and the fees and expenses contemplated by Subsections 9.6 and 9.7); (B) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of the Company; or (C) modify the terms of any Indebtedness or other Liability other than as a result of the satisfaction of the condition set forth in Subsection 5.14 or in connection with the repayment and termination of the Vellios Loan;

(vii) except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, the Company;

(viii) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, the Company, other than in the Ordinary Course of Business;

(ix) enter into or agree to enter into any merger or consolidation with any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person;

(x) cancel or compromise any debt or claim or waive or release any material right of the Company except in the Ordinary Course of Business;

(xi) enter into, modify or terminate any labor or collective bargaining agreement of the Company or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company;

(xii) except (A) as set forth in Subsection 4.2(b) of the Disclosure Schedule, and (B) for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any of the Company’s Shareholders or their respective Affiliates;

(xiii) make any change in its accounting or Tax reporting principles, methods or policies other than those required by GAAP or applicable Law;

(xiv) except with respect to the matters set forth in Subsection 4.2(b) of the Disclosure Schedule (i) make, change or revoke any Tax election, settle or compromise any Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or (ii) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice;

(xv) except with respect to permitted use restrictions set forth in real property leases to be entered into by the Company, enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xvi) terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, other than in the Ordinary Course of Business or (B) material Permit of the Company;

(xvii) except with respect to the matters set forth in Subsection 4.2(b) of the Disclosure Schedule, settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $50,000; provided, that in no event shall any such settlement or compromise (including with respect to the matters set forth in Subsection 4.2(b) of the Disclosure Schedule) impose any equitable remedy on the Company that would restrict the Company from operating its business in the Ordinary Course of Business;

(xviii) fail to pay any required maintenance or other similar fees or otherwise fail to make required filings or payments required to maintain and further prosecute any applications for registration of Intellectual Property, in each case, which would reasonably be expected to be material to the Company; and

(xix) knowingly agree to do anything (A) prohibited by this Subsection 4.2, (B) which would make any of the representations and warranties of the Company in this Agreement or any of the Transaction Documents untrue or incorrect in any material respect or would result in any of the conditions to the Closing not being satisfied or (C) that would reasonably be expected to have a Material Adverse Effect.

4.3 Third Party Consents; Approval Documents, Disclosure Documents.

(a) The Company shall use its commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, amendments and approvals, and provide all notices, listed on Subsection 4.3 of the Disclosure Schedule; provided, that, as soon as reasonably practicable, and, in any event, within three (3) Business Days following the date of this Agreement, the Company shall request from Wells Fargo a written amendment to, or written waiver under, the Loan Agreement. All such consents, waivers, approvals, amendments and notices shall be in writing and in form and substance reasonably satisfactory to Purchasers, and executed counterparts of such consents, waivers and approvals shall be delivered to Purchasers promptly after receipt thereof, and copies of such notices shall be delivered to Purchasers promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, neither Purchasers nor any of their Affiliates (which for purposes of this sentence shall include the Company) shall be required to pay any amounts in connection with obtaining any consent, waiver or approval; provided, that, in the event that a fee is payable to Wells Fargo in connection with obtaining an amendment or waiver under the Loan Agreement, the parties hereto shall discuss in good faith the payment of such fee.

(b) As soon as reasonably practicable, and, in any event, within five (5) Business Days following the date of this Agreement, the Company shall provide to Purchasers drafts of all Disclosure Documents for their review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Purchasers shall have a period of five (5) Business Days after the receipt thereof to review and provide the Company with any comments to the Disclosure Documents. As soon as reasonably practicable, and in any event, within five (5) Business Days after the expiration of the five-Business Day period in which Purchasers had an opportunity to review the Disclosure Documents, the Company shall deliver the Disclosure Documents to shareholders and holders of options and warrants, as applicable. The Company, in its sole discretion, may extend the Offer Period; provided however, that the Company may not extend the expiration date of the Offer Period to a date that is later than three (3) Business Days prior to the Outside Termination Date. Upon the Company’s election to extend the Offer Period, the Company shall give the Purchasers notice thereof.

4.4 Governmental Consents and Approvals.

(a) Each of the Purchasers and the Company shall use its commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies which are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices referred to in Subsection 2.6. Without limiting the foregoing, Purchaser and the Company shall (i) make all filings required of each of them or any of their respective Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within three (3) Business Days after the date of this Agreement in the case of all filings required under the HSR Act (the “HSR Filings”), (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by each of them or any of their respective Affiliates from the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division with respect to any such filing or any such transaction. Each such party shall use commercially reasonable efforts to furnish to each other party hereto all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any Governmental Body. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto shall consult and cooperate with one another in connection with the matters described in this Subsection 4.4, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act.

(b) Each of the Purchasers and the Company shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under any Law, including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Law, the Company shall use its commercially reasonable efforts, and Purchasers shall cooperate with the Company, to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Purchasers and the Company decide that litigation is not in their respective best interests. Each of the Purchasers and the Company shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement; provided, however, no party shall be required to seek early termination of the waiting period applicable to the HSR Filings. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required, in connection with the matters covered by this Subsection 4.4, (i) to pay any amounts (other than the payment of filing fees, which shall be paid by Purchasers, and expenses and fees of counsel), (ii) to commence or defend any litigation, (iii) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (iv) to agree to any limitation on the operation or conduct of their or the Company’s respective businesses or (v) to waive any of the conditions set forth in Section 5 of this Agreement.

4.5 Further Assurances. Subject to, and not in limitation of, Subsection 4.4, each of the Company and Purchasers shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

4.6 No Shop.

(a) The Significant Common Shareholders and the Company shall not, and shall not permit any of their respective Affiliates, directors, officers, employees, representatives or agents (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any capital stock or other ownership interests of the Company other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) The Company shall notify Purchaser in writing promptly (but in no event later than 24 hours) after receipt by any of the Significant Common Shareholders, the Company or any of the Representatives thereof of any proposal or offer from any Person other than Purchasers to effect an Acquisition Transaction or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person other than Purchaser. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Company, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. The Significant Common Stockholders and the Company shall keep Purchasers informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

(c) The Significant Common Shareholders and the Company shall (and the Significant Common Shareholders and the Company shall cause their Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchasers) conducted heretofore with respect to any Acquisition Transaction. The Significant Common Shareholders and the Company agree not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

4.7 Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period of four (4) years from and after the Closing Date (the “Restriction Period”), neither of the Founders shall, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that sells at retail products (i) predominantly to children, teens and pre-teens, (ii) that are the same as or substantially similar to products that are sold or are planned to be sold by the Company during the period in which such Founder is employed by the Company and (iii) at fixed price points of $10.00 or less anywhere in the United States or in any other country in which the Company sells or plans to sell such products at such fixed price points during the period in which such Founder is employed by the Company (a “Restricted Business”); provided, however, that the restrictions contained in this Subsection 4.7(a) shall not restrict the acquisition by the Founders, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. For the avoidance of doubt, each Founder (along with the Company and the Purchasers) acknowledges and agrees that the consideration received by such Founder in connection with the consummation of the transactions contemplated by this Agreement is good and valuable consideration in respect of the covenants contained herein, and that the covenants contained herein are distinct and separate from any covenants contained in any employment agreement between such Founder and the Company or its successors.

(b) During the Restriction Period, neither of the Founders shall, directly or indirectly, (i) cause, solicit, induce or encourage any employees of the Company to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, supplier or licensor of the Company (including any existing or former customer of the Company and any Person that becomes a client or customer of the Company after the Closing) or any other Person who has a material business relationship with the Company, to terminate or modify any such actual or prospective relationship.

(c) From and after the Closing, neither of the Founders shall, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Company or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below). The Founders shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the Founders shall, to the extent reasonably possible, provide Purchasers with prompt notice of such requirement prior to making any disclosure so that Purchasers may seek an appropriate protective order. For purposes of this Subsection 4.7(c), “Confidential Information” means any information with respect to the Company, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(d) The covenants and undertakings contained in this Subsection 4.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Subsection 4.7 will cause irreparable injury to Purchasers, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Subsection 4.7 will be inadequate. Therefore, Purchasers will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Subsection 4.7 without the necessity of proving actual damage or posting any bond whatsoever. Notwithstanding anything herein to the contrary, the rights and remedies provided by this Subsection 4.7 are cumulative and in addition to any other rights and remedies which Purchasers may have hereunder or at law or in equity.

(e) The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Subsection 4.7 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

4.8 Publicity.

(a) Neither Purchasers, the Significant Common Shareholders nor the Company shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the Company (with the consent of a supermajority of the Company’s Board of Directors) and Purchasers, which approval will not be unreasonably conditioned, withheld or delayed, unless disclosure is otherwise required by applicable Law, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

(b) Purchasers, Founders, the Significant Common Shareholders and the Company agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.

4.9 Related Party Transactions with Non-Management Affiliates. On or prior to the Closing, the Company shall use its commercially reasonable efforts to (a) terminate the Contracts with shareholders or their respective Affiliates listed in Subsection 4.9 of the Disclosure Schedule and (b) terminate such Contracts with the condition that the Company is not required to pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release.

4.10 Monthly Financial Statements. As soon as reasonably practicable, but in no event later than 30 days after the end of each calendar month during the period from the date hereof to the Closing, the Company shall provide Purchasers with (i) unaudited monthly financial statements and (ii) operating or management reports (such reports to be in the form prepared by the Company in the Ordinary Course of Business) of the Company for such preceding month.

4.11 Notification of Certain Matters. The Company shall give notice to Purchasers, and Purchasers shall give notice to the Company, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against the Company related to this Agreement or the transactions contemplated hereby. Notwithstanding anything herein to the contrary, Purchasers shall be entitled to terminate this Agreement as a result of a notice provided pursuant to this Section 4.11 if the matters disclosed would cause a failure of the closing conditions set forth in Sections 5.1 and 5.2. If Purchasers waive in writing the closing condition with respect to the matter disclosed in such notice that gives rise to a failure of such closing condition and the Closing occurs, Purchasers shall be deemed to have waived their rights to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement and waived their right to seek indemnification pursuant to Section 7; provided, however, if the notice relates to a matter which was required to have been disclosed on the Disclosure Schedule as of the date hereof in order to make the representations or warranties of the Company true and correct as of such date, then after Closing the Purchasers may seek indemnification for Losses associated with such matter pursuant and subject to the terms of Section 7 hereof.

4.12 Section 280G Approval. As soon as reasonably practicable following the date of this Agreement, the Company shall solicit the approval of shareholders of the Company, in a manner intended to be compliant with the provisions of Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the regulations promulgated thereunder (“Section 280G”) and pursuant to a disclosure statement that is reasonably acceptable to Purchasers (the “280G Disclosure Statement”), of those certain payments and/or benefits set forth on Subsection 4.12 of the Disclosure Schedule (the “Potential Benefits”), so that such payments and/or benefits made by the Company shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G). Prior to the Closing and promptly following receipt of requisite shareholder approval of the Potential Benefits, the Company shall notify the Purchasers thereof. If any of the Potential Benefits fail to be so approved by the shareholders of the Company as contemplated above, such Potential Benefits shall not be made or provided.

4.13 Amendments to Stock Plan. Prior to the Closing, the Company shall amend the Stock Plan, effective as of the Closing, to: (a) increase the number of shares of Common Stock that are issuable under the Stock Plan by an amount equal to the New Reserve Amount, (b) provide that in the event of any recapitalization, stock split, combination, stock dividend or other similar event or transaction affecting the Common Stock, equitable adjustments shall automatically be made to the equity issued or available for issuance under the Stock Plan, and (c) allow transfers of equity grants by will or the laws of descent or distribution and to a holder’s family members or trusts established for him or his family members provided that any transfer to a family member or trust established for such holder or his family members shall be subject to the approval of the Company’s board of directors or compensation committee and any contractual transfer restrictions that are applicable to the equity grants that are the subject of the transfer. Following the approval of the Company’s board of directors of such amendments to the Stock Plan, but in no event later than twelve months after the date thereof, the Company shall solicit shareholder approval of the Stock Plan, as amended; provided, however, if such approval is sought after Closing, Purchasers shall approve the Stock Plan, as amended, at such time as the amended Stock Plan is presented to them for approval. As used herein, the “New Reserve Amount” means that number of shares of Common Stock equal to (x) the quotient obtained by dividing the Post Closing Fully Diluted Equity by 0.93, minus (y) the Post Closing Fully Diluted Equity, rounded to the nearest whole share.

4.14 SCS Revolving Loans.

(a) SCS Revolving Loans. If, after the Closing and before December 31, 2010, (i) the Company has borrowed all funds available to it under the credit facility provided to the Company pursuant to the Loan Agreement (the “Existing Credit Facility”), and (ii) the Company’s board of directors determines that the Company does not have sufficient working capital for the operation of its business in the Ordinary Course of Business (“Working Capital Shortfall”), then the Company shall upon the authorization of the Company’s board of directors, request that the Significant Common Shareholders provide unsecured, subordinated loans (each, an “SCS Loan”) to the Company in the amount of the Working Capital Shortfall; provided, however, each SCS Loan shall be in an aggregate amount of not less than $500,000, and the aggregate amount of all SCS Loans shall not exceed $5 million in the aggregate.

(b) Terms of SCS Notes. Promptly following Closing, the Company and the Significant Common Shareholders agree to use their commercially reasonable efforts (including agreeing to subordinate the SCS Loans to the Existing Credit Facility at all times that amounts are outstanding thereunder) to obtain the consent of Wells Fargo for the SCS Loans and to negotiate and execute documents for the SCS Loans having the terms set forth in this Subsection 4.14. The SCS Loans will be due on December 31, 2010 or such later date on which no amounts are outstanding under the Existing Credit Facility (the “Maturity Date”), and will accrue simple interest at an annual rate of 8.0% (due on the Maturity Date). For so long as any of the SCS Loans remain outstanding, the Company shall not (i) make any distributions with respect to any class of its equity securities, (ii) incur any indebtedness for borrowed money, or (iii) make any payments of indebtedness to any party other than payments to Wells Fargo to pay down any borrowings under the Existing Credit Facility and trade debt incurred in the Ordinary Course of Business.

(c) Limitations on Lending Obligations. Each Significant Common Shareholder’s obligations under this Subsection 4.14 shall be several and not joint and several, and shall be on a pro rata basis, based on the amount of cash proceeds such Significant Common Shareholder receives in connection with the Common Dividend (to the extent the exercise price for any option or warrant is, without duplication, received or deemed to be received by the Company in cash proceeds, net of such exercise price) and Exchange Offer as a percentage of the total cash proceeds received by all Significant Common Shareholders in connection with the Common Dividend (to the extent the exercise price for any option or warrant is, without duplication, received or deemed to be received by the Company in cash proceeds, net of such exercise price) and Exchange Offer).

5. Conditions to Purchasers’ Obligations at Closing. The obligations of each Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of such Closing (except those representations and warranties that specifically relate to an earlier date shall be true and correct only as of such earlier date).

5.2 Performance. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

5.3 Compliance Certificate. The President, Chief Executive Officer or Senior Vice President, Finance of the Company shall have delivered to Purchasers at such Closing a certificate in form and substance reasonably satisfactory to Purchasers certifying that the conditions specified in Subsections 5.1 and 5.2 have been fulfilled.

5.4 Qualifications. All authorizations, approvals or permits, if any, of any Governmental Body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

5.5 Opinion of Company Counsel. Purchasers shall have received from Pepper Hamilton LLP, counsel for the Company, an opinion, dated as of the Closing, in substantially the form of Exhibit I attached to this Agreement.

5.6 Indemnification Agreement. The Company shall have executed and delivered the Indemnification Agreements.

5.7 Amended and Restated Bylaws. The Board of Directors and shareholders of the Company shall have adopted the Amended and Restated Bylaws.

5.8 Amended and Restated Investor Rights Agreement. The Company and the shareholders, holding the requisite vote necessary for the amendment and restatement of the Investor Rights Agreement shall have executed and delivered the Amended and Restated Investor Rights Agreement.

5.9 Second Amended and Restated Shareholders Agreement. The Company and the shareholders, holding the requisite vote necessary for the amendment and restatement of the Amendment and Restated Shareholders Agreement shall have executed and delivered the Second Amended and Restated Shareholders Agreement.

5.10 Restated Articles. The Company shall have filed the Restated Articles with the Department of State of the Commonwealth of Pennsylvania on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

5.11 Secretary’s Certificate. The Secretary of the Company shall have delivered to Purchasers at the Closing a certificate certifying (i) the Amended and Restated Bylaws of the Company, (ii) resolutions of the Board of Directors of the Company approving the Transaction Documents and the transactions contemplated under the Transaction Documents, and (iii) resolutions of the stockholders of the Company approving the Restated Articles.

5.12 No Material Adverse Effect. There shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Material Adverse Effect since the date of this Agreement.

5.13 Conversion. All outstanding shares of the Existing Preferred Stock shall have been converted into shares of Common Stock no later than immediately prior to Closing.

5.14 Credit Agreement. With respect to the consummation of the transactions contemplated hereunder, the Company shall have delivered to the Purchasers a copy of a fully executed written amendment to, or written waiver from the lender under, that certain Amended and Restated Loan and Security Agreement (the “Loan Agreement”), dated January 28, 2010, between the Company, as Borrower, and Wachovia Bank, National Association, as Lender (now known as Wells Fargo, National Association “Wells Fargo”), in form and substance reasonably satisfactory to Purchasers.

5.15 Closing Date Capitalization Table. The Company shall have delivered a capitalization table of the Company reflecting the authorized and issued capital of the Company immediately following the Closing (after giving effect to the sale of Shares, conversion of Existing Preferred Stock, exercise of any options and Compensatory Warrants, and exchange of any Financing Warrants), including all information required to be set forth in Subsection 2.2(d) of the Disclosure Schedule with respect to the capitalization of the Company immediately after Closing.

6. Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares to Purchasers at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

6.1 Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all respects as of such Closing (except those representations and warranties that specifically relate to an earlier date shall be true and correct as of such earlier date)

6.2 Performance. Purchasers shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

6.3 Compliance Certificate. An authorized person of Purchasers shall deliver to the Company a certificate in form and substance reasonably satisfactory to the Company certifying that the conditions specified in Subsections 6.1 and 6.2 have been fulfilled.

6.4 Payment of Purchase Price. Purchasers shall have delivered to the Company the Purchase Price.

6.5 Qualifications. All authorizations, approvals or permits, if any, of any Governmental Body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

6.6 Amended and Restated Investor Rights Agreement. Each Purchaser shall have executed and delivered the Amended and Restated Investor Rights Agreement.

6.7 Second Amended and Restated Shareholders Agreement. Each Purchaser shall have executed and delivered the Second Amended and Restated Shareholders Agreement.

6.8 Credit Agreement. With respect to the consummation of the transactions contemplated hereunder, Wells Fargo shall have delivered to the Company a written amendment to, or written waiver under, the Loan Agreement, in either case duly executed by Wells Fargo and in form and substance reasonably satisfactory to the Company.

7. Survival; Indemnification.

7.1 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Company and Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing until the date that is twelve (12) months after the Closing; provided, however, that (i) the representations and warranties of the Company set forth in Subsection 2.2 (Capitalization) and Subsection 2.4 (Authorization) shall survive the Closing indefinitely, and (ii) the representations and warranties of the Company set forth in Subsection 2.17 (Tax Returns and Payments) solely to the extent they relate to Taxes that are imposed on net income (the representations and warranties referred to in clauses (i) – (ii) of this Subsection, collectively, the “Fundamental Representations”) shall survive the Closing until the expiration of the applicable statute of limitations with respect to the particular matter that is the subject thereof; provided, further, however, that, notwithstanding anything to the contrary contained herein, all representations and warranties of the Company and Purchasers contained in or made pursuant to this Agreement shall expire upon the occurrence of a Qualified Public Offering or a Change in Control, whichever occurs first (each expiration date set forth in this sentence, the “Survival Expiration Date”). The term “Survival Expiration Date” shall also include the date on which the Pre-Closing Covenant Survival Period expires.

(b) Subject to the limitations in the following sentence, all of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. No claim for a breach of a covenant or other agreement set forth in this Agreement that by its terms is required to be performed by or prior to Closing (the “Pre-Closing Covenants”) may be made or brought by any party hereto after the twelve (12) month anniversary of the Closing Date (the “Pre-Closing Covenant Survival Period”); provided, however, notwithstanding anything to the contrary contained herein, the indemnification obligations of the Significant Common Shareholders with respect to a breach of the Pre-Closing Covenants shall terminate upon the occurrence of a Qualified Public Offering or a Change in Control, whichever occurs first.

(c) On the applicable Survival Expiration Date, the representations, warranties and covenants of the parties shall terminate and have no further force and effect; provided, however, that any representation, warranty or covenant that is the subject of a claim for indemnification under this Section 7 of which notice to the Significant Common Shareholders is given in writing setting forth the specific claim and the basis therefor in reasonable detail prior to the applicable Survival Expiration Date shall survive with respect to such claim until the final resolution thereof. The representations and warranties of the Company and Purchasers contained in or made pursuant to this Agreement shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of Purchasers or the Company.

7.2 Indemnification.

(a) After the Closing, the Significant Common Shareholders shall, severally (on a pro rata basis based on the amount of cash proceeds such Significant Common Shareholder receives in connection with the Common Dividend (to the extent the exercise price for any option or warrant is, without duplication, received or deemed to be received by the Company in cash proceeds, net of such exercise price) and Exchange Offer as a percentage of the total cash proceeds received by all Significant Common Shareholders in connection with the Common Dividend (to the extent the exercise price for any option or warrant is, without duplication, received or deemed to be received by the Company in cash proceeds, net of such exercise price) and Exchange Offer) and not jointly, indemnify, defend, and hold harmless Purchaser and its Affiliates, successors, and assigns and their respective officers, directors, partners, managers, members, employees, agents and representatives (the “Purchaser Indemnified Parties”), from and against any and all Losses, whether or not involving a third party claim (except with respect to Section 7.2(a)(iv), which shall require the involvement of a third party claim), incurred or sustained by such Purchaser Indemnified Party as a result of:

(i) a breach of any of the representations and warranties made by the Company in this Agreement or in any certificate delivered pursuant to the terms of this Agreement,

(ii) a breach of any Pre-Closing Covenant of the Company or any Significant Common Shareholder,

(iii) any payment payable to Miller Buckfire & Co., LLC pursuant to the MB Letter Agreement to the extent such payments exceed the $500,000 and expense reimbursements payable to Miller Buckfire & Co., LLC pursuant to the MB Supplemental Letter Agreement, and

(iv) any shareholder claims asserted against the Company for the calculation of the Common Dividend or the Per Share Dividend in accordance with Exhibit B, and/or the payment by the Company of such Common Dividend or Per Share Dividend.

For the avoidance of doubt, only a Loss actually incurred or sustained by the Company or the Purchaser Indemnified Parties will be deemed to be sustained by the Purchaser Indemnified Parties.

(b) Notwithstanding anything to the contrary herein, but subject to the limitations set forth in Subsection 7.3 below, with respect to any indemnifiable Loss incurred or sustained by the Company, the Significant Common Shareholder shall pay his or its several, pro rata share of 100% of the amount of such indemnifiable Loss directly to the Company.

7.3 Limitations on Indemnification.

(a) Fundamental Representations and Specific Indemnifications. In connection with Losses related to (i) the failure to be true and correct of any of the Fundamental Representations or (ii) a claim for indemnification pursuant to Subsections 7.2(a)(iii) or 7.2(a)(iv) herein, the Significant Common Shareholders shall not be required to indemnify the Purchaser Indemnified Parties, for an aggregate amount of Losses greater than the sum of (x) the aggregate amount of Common

Dividend received by all of the Significant Common Shareholders (to the extent the exercise price for any option or warrant is, without duplication, received or deemed to be received by the Company in cash proceeds, net of such exercise price), and (y) the aggregate amount of cash received by all of the Significant Common Shareholders upon exchange of their Financing Warrants pursuant to the Exchange Offer. Notwithstanding anything to the contrary in this Agreement, the Significant Common Shareholders’ obligations for claims for indemnification pursuant to Subsection 7.2(a)(iv) herein with respect to out-of-pocket expenses incurred by the Company in defending a shareholder’s claim regarding the subject matter set forth in Subsection 7.2(a)(iv) herein shall be subject to the Deductible unless such shareholder’s claim is finally rendered successful on its merits (such out-of-pocket expenses that are subject to the Deductible as provided in this sentence, the “Deductible Dividend Defense Costs”). Notwithstanding anything to the contrary in this Agreement, no claim for indemnification for Losses related to the failure to be true and correct of any of the Fundamental Representations, or pursuant to Subsections 7.2(a)(iii) or 7.2(a)(iv) (except with respect to any Deductible Dividend Defense Costs, which shall be subject to the Deductible) shall be subject to the limitations set forth in Subsection 7.3(b) herein.

(b) Non-Fundamental Representations and Certain Other Indemnifications. In connection with Losses related to a claim for indemnification pursuant to (i) Subsection 7.2(a)(i) herein (excluding the Fundamental Representations), (ii) Subsection 7.2(a)(ii) herein, or (iii) Subsection 7.2(a)(iv) herein with respect to Deductible Dividend Dispute Costs (the matters described in the immediately preceding clauses (i) through (iii) are referred to herein as collectively, the “Non-Fundamental Claims”), the Significant Common Shareholders shall not have any liability for a Non-Fundamental Claim unless the aggregate amount of Losses incurred by the Purchaser Indemnified Parties and indemnifiable thereunder based upon, attributable to or resulting from the Non-Fundamental Claims exceeds $1,000,000 (One Million Dollars) (the “Deductible”), and then only for Losses in excess of the Deductible. In connection with Losses related to the Non-Fundamental Claims, the Significant Common Shareholders shall not be required to indemnify the Purchaser Indemnified Parties for an amount of Losses greater than $15,000,000 (Fifteen Million Dollars), in the aggregate.

(c) Additional Limitation. Notwithstanding anything to the contrary herein, no Significant Common Shareholder shall have any liability under any provision of this Agreement or as a result of the transactions contemplated hereby in excess of the aggregate amount of cash proceeds received by such Significant Common Shareholder from the Common Dividend and upon the exchange of such Significant Common Shareholder’s Financing Warrants pursuant to the Exchange Offer.

(d) Except with respect to the Fundamental Representations, for purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants and agreements, and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

7.4 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to each Significant Common Shareholder; provided, however, that failure to notify the Significant Common Shareholders shall not preclude any Purchaser Indemnified Party from any indemnification which it may claim under Subsection 7.2 except to the extent that the Significant Common Shareholders can demonstrate actual loss and prejudice as a result of such failure.

(b) In the event that any legal proceedings shall be instituted or that any claim or demand shall be asserted by any third party (including a shareholder other than the Significant Common Shareholders and the Purchasers) (a “Third Party Claim”), the Purchaser Indemnified Party

shall cause written notice of the assertion of any Third Party Claim of which it has knowledge to be forwarded to each Significant Common Shareholder. The failure of the Purchaser Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect a Significant Common Shareholder’s obligations with respect thereto except to the extent that such Significant Common Shareholder can demonstrate actual loss and prejudice as a result of such failure. A Significant Common Shareholder shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Purchaser Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim (including any Third Party Claim relating to Taxes) which relates to any Losses indemnified against hereunder; provided that ; such Significant Common Shareholder shall have acknowledged in writing to the Purchaser Indemnified Party its unqualified obligation to indemnify the Purchaser Indemnified Party as provided hereunder. No Significant Common Shareholder shall compromise or settle any Third Party Claim that involves any action other than the payment of money without the consent of the Purchaser Indemnified Party, which consent shall not be unreasonably conditioned, withheld or delayed, provided, however, a Significant Common Shareholder (without the written consent of the Purchaser Indemnified Parties) may compromise and settle a Third Party Claim involving the payment of money provided that such compromise or settlement does not impose injunctive relief against, and includes a complete and unqualified release of, the Purchaser Indemnified Parties and the Company from the Third Party Claim. If a Significant Common Shareholder elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within ten (10) Business Days of the receipt of such Third Party Claim notify the Purchaser Indemnified Party of its intent to do so; provided, that such Significant Common Shareholder must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If a Significant Common Shareholder elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the Purchaser Indemnified Party of its election as herein provided or contests its obligation to indemnify the Purchaser Indemnified Party for such Losses under this Agreement, the Purchaser Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Purchaser Indemnified Party defends any Third Party Claim, then the each Significant Common Shareholder shall reimburse the Purchaser Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills. If a Significant Common Shareholder assumes the defense of any Third Party Claim, then the Purchaser Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that the Purchaser Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Significant Common Shareholders if (i) so requested by a Significant Common Shareholder to participate or (ii) in the reasonable opinion of counsel to the Purchaser Indemnified Party, a conflict or potential conflict exists between the Purchaser Indemnified Party and any Significant Common Shareholder that would make such separate representation advisable.

(c) After any final decision, judgment or award shall have been rendered and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Purchaser Indemnified Party and a Significant Common Shareholder shall have reached an agreement, the Purchaser Indemnified Party shall forward to the Significant Common Shareholders notice of any sums due and owing by the Significant Common Shareholders pursuant to this Agreement with respect to such matter (including, as applicable, instructions with respect to whether payments should be sent to such Purchaser Indemnified or the Company) and the Significant Common Shareholders shall pay all of such remaining sums so due and owing to the Purchaser Indemnified Party or the Company, as applicable, by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.

7.5 Determination of Losses. As used herein, “Losses” means all damages, losses, actual lost profits incurred directly by the Company, expenses, costs and liabilities (including reasonable attorneys’ fees and costs of collection), but excluding all consequential damages, punitive and exemplary damages, special damages, lost profits (other than actual lost profits incurred directly by the Company), incidental damages, indirect damages, unrealized expectations, diminution in value, or other similar items. No Loss shall be calculated using a “multiplier” or any other similar method having a similar effect. In determining the amount of any Losses for which Purchasers are entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention) and other third party recoveries actually received by Purchasers or the Company, as applicable, in respect of such Losses (which proceeds and recoveries Purchasers agree to use commercially reasonable efforts to obtain) and the amount of any tax benefit actually recognized in cash or credit in lieu of a refund related thereto. If an indemnification payment is received by a Purchaser, and such Purchaser later receives insurance proceeds, other third party recoveries or tax benefits in respect of the related Losses, such Purchaser shall immediately pay to the Significant Common Shareholders on a pro rata basis a sum equal to the lesser of (a) the actual amount of such insurance proceeds, other third party recoveries and tax benefits actually recognized in cash or credit in lieu of a refund or (b) the actual amount of the indemnification payment previously paid with respect to such Losses. All parties shall use commercially reasonably efforts to mitigate the amount of Losses for which they may be entitled to indemnification hereunder.

7.6 Exclusive Remedy. The remedies provided in this Section 7 shall be the sole and exclusive remedies of Purchasers and their successors and permitted assigns after the Closing with respect to this Agreement and the transactions contemplated by this Agreement, including any breach or non-performance of any representation, warranty, Pre-Closing Covenant contained herein, except for the remedies of specific performance, injunction and equitable relief; provided that Purchasers shall not be deemed to have waived any rights, claims, causes of action or remedies (a) if and to the extent such rights, claims, causes of action or remedies may not be waived under applicable law, or (b) in connection with fraud or intentional misrepresentation on the part of any Person (including the Company).

8. Termination.

8.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) at the election of the Company or Purchasers on or after November 12, 2010 (the “Outside Termination Date”), if the Closing shall not have occurred by the close of business on the Outside Termination Date, provided that the terminating party is not in material default of any of its obligations hereunder;

(b) by mutual written consent of the Company and Purchasers;

(c) by the Company or Purchasers if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that, subject to the last sentence of Subsection 4.4(b), the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Subsection 8.1(c) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d) by Purchaser if the Company or any Founder or Significant Common Shareholder shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Subsections 5.1 or 5.2 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Company of written notice of such breach from Purchasers; or

(e) by the Company if Purchasers shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchasers shall have become untrue, in either case such that the conditions set forth in Subsections 6.1 or 6.2 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Purchasers of written notice of such breach from the Company.

8.2 Procedure Upon Termination. In the event of termination and abandonment by Purchaser or the Company, or both, pursuant to Subsection 8.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by Purchasers or the Company.

8.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchasers, Founders, Significant Common Shareholders or the Company; provided, however, that the obligations of the parties set forth in Subsection 4.8, Subsection 8.3, and Section 9 shall survive any such termination and shall be enforceable hereunder; provided further, however, that nothing in this Subsection 8.3 shall relieve Purchasers, Significant Common Shareholders or the Company of any liability for a breach of this Agreement prior to the effective date of termination.

9. Miscellaneous.

9.1 Binding Effect; Assignment; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Company, any Significant Common Shareholder, any Founder or any Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that each Purchaser may assign its rights to purchase Shares to one or more of its limited partners or Affiliates or any member of the Company’s board of directors and such assignee will thereafter be entitled to all rights, and be subject to all obligations, under this Agreement to the same extent as if such assignee had originally been a Purchaser hereunder (in the same capacity as the assignor Purchaser); provided that, no such assignment shall relieve the Purchaser of its obligation hereunder if the obligation to purchase Shares hereunder is not fulfilled by the assignee. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

9.2 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.

9.3 Counterparts. This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of (a) actual receipt, (b) personal delivery to the party to be notified, (c) when sent, if sent by electronic mail (provided that the sender did not receive an “undeliverable” message indicating that the electronic mail message did not reach its intended recipient) or facsimile (with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (d) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (e) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 9.5. If notice is given to (i) the Company or any Significant Common Shareholder, a copy shall also be sent to Pepper Hamilton LLP, 3000 Two Logan Square, 18th & Arch Street, Philadelphia, PA 19103-2799, Attention: Barry M. Abelson, Facsimile: (215) 981-4750, E-mail: abelsonb@pepperlaw.com, (ii) the Founders, a copy shall also be sent to Morgan Lewis, Attention: Robert Lichtenstein, Facsimile: (215) 963-5001, E-mail: rlichtenstein@morganlewis.com, and (iii) Purchaser, a copy shall also be given to Weil, Gotshal & Manges LLP, 100 Federal Street, Boston, Massachusetts 02110, Attention: Marilyn French, Facsimile: (617) 772-8333, E-mail: marilyn.french@weil.com.

9.6 No Finder’s Fees. Except as set forth in Subsection 9.6 of the Disclosure Schedule, each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible.

9.7 Fees and Expenses. Within five (5) Business Days after Closing, the Company shall pay the reasonable out-of-pocket transaction expenses of Purchasers, including the reasonable fees and expenses of Weil, Gotshal & Manges LLP, counsel for Purchasers, and of PricewaterhouseCoopers LLP, Purchaser’s accounting firm. The Company shall pay the reasonable fees and expenses of one counsel and one accounting firm for each of (a) itself, (b) its management and (c) the Significant Common Shareholders.

9.8 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and Purchasers; provided, however, that none of Subsection 1.1 (Sale and Issuance of Series A Preferred Stock, Subsection 1.3 (Use of Proceeds; Dividend), Subsection 4.6 (No Shop), Subsection 4.7 (Non-Competition; Non-Solicitation; Confidentiality), Section 7 (Survival and Indemnification) or Section 9 (Miscellaneous) may be amended, terminated or waived, in each case, in any way that would adversely affect the rights or obligations of the Significant Common Shareholders and/or Founders hereunder without the written consent of such Significant Common Shareholder or Founder, as applicable. Any amendment or waiver effected in accordance with this Subsection 9.8 shall be binding upon, and inure to the benefit of, Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the other parties hereto.

9.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

9.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.11 Entire Agreement. This Agreement (including the Exhibits hereto and any ancillary documents executed by the Company, Purchasers, Founders and Significant Common Shareholders on the date hereof) and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

9.12 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal or state courts of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

9.13 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING,

WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

9.14 Non Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any Purchaser shall have any liability for any obligations or liabilities of Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

9.15 No Commitment for Additional Financing. The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by any Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Purchaser shall have the right, in it sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Series A Preferred Stock Purchase Agreement as of the date first written above.

COMPANY:

FIVE BELOW, INC.

By:	/s/ David Schlessinger
Name:	David Schlessinger
Title:	Executive Chairman

Address:

c/o Five Below, Inc. 1616 Walnut Street Suite 400
Philadelphia, PA 19103
Fax:	215.546.8099
Attention:	David Schlessinger;
Thomas Vellios
E-mail:	dschlessinger@fivebelow.com
tvellios@fivebelow.com

With a copy to (which copy shall not constitute notice):

Pepper Hamilton LLP 3000 Two Logan Square 18th & Arch Streets Philadelphia, PA 19103
Attention:	Barry M. Abelson
Fax:	215.689.4803
E-mail:	abelsonb@pepperlaw.com

FIVE BELOW, INC. - INVESTMENT AGREEMENT

FOUNDERS:

/s/ David Schlessinger
David Schlessinger

c/o Five Below, Inc.
1616 Walnut Street Suite 400
Philadelphia, PA 19103
Fax:	215.546.8099
E-mail:	dschlessinger@fivebelow.com

/s/ Thomas Vellios
Thomas Vellios

Address:
c/o Five Below, Inc. 1616 Walnut Street Suite 400
Philadelphia, PA 19103
Fax:	215.546.8099
E-mail:	tvellios@fivebelow.com

FIVE BELOW, INC. - INVESTMENT AGREEMENT

SIGNIFICANT COMMON SHAREHOLDERS:

/s/ David Schlessinger
David Schlessinger

c/o Five Below, Inc. 1616 Walnut Street Suite 400
Philadelphia, PA 19103
Fax:	215.546.8099
E-mail:	dschlessinger@fivebelow.com

/s/ Thomas Vellios
Thomas Vellios

Address:
c/o Five Below, Inc. 1616 Walnut Street Suite 400
Philadelphia, PA 19103
Fax:	215.546.8099
E-mail:	tvellios@fivebelow.com

FIVE BELOW, INC. - INVESTMENT AGREEMENT

SIGNIFICANT COMMON SHAREHOLDERS:

LLR Equity Partners II, L.P. LLR Equity Partners Parallel II, L.P.

By:	LLR Capital II, L.P., its General Partner

	By:	LLR Capital II, LLC, its General Partner

		By:	/s/ Howard D. Ross
		Name:	Howard D. Ross
		Title:	Member

Address:

c/o LLR Partners Equity Partners, L.P. Cira Centre 2929 Arch Street
Philadelphia, PA 19104-2868
Attention:	Howard D. Ross
Fax:	215.717.2928
E-mail:	hross@llrpartners.com

With a copy to (which copy shall not constitute notice):
Pepper Hamilton LLP 3000 Two Logan Square 18th & Arch Streets
Philadelphia, PA 19103
Attention:	Barry M. Abelson
Fax:	215.689.4803
E-mail:	abelsonb@pepperlaw.com

FIVE BELOW, INC. - INVESTMENT AGREEMENT

SIGNIFICANT COMMON SHAREHOLDERS:

Blue 9 Fund I, L.P.

By:	Blue 9 Capital, LLC, its General Partner

	By:	/s/ Steven Tuttleman
	Name:	Steven Tuttleman
	Title:	Manager

Address:
#401 145 Hudson St. New York, NY 10013
Attention:	Steven Tuttleman
Fax:	212.798.0401
E-mail:	instar@earthlink.net

With a copy to (which copy shall not constitute notice):
Blank Rome LLP
One Logan Square
130 North 18th Street
Philadelphia, PA 19103-6998
Attention:	Steven Dubow
Fax:	215.832.5755
E-mail:	Dubow@BlankRome.com

FIVE BELOW, INC. - INVESTMENT AGREEMENT

PURCHASERS:

Advent International GPE VI Limited Partnership
Advent International GPE VI-A Limited Partnership Advent International GPE VI-B Limited Partnership Advent International GPE VI-F Limited Partnership
Advent International GPE VI-G Limited Partnership

By:	GPE VI GP Limited Partnership, General Partner

	By:	Advent International LLC, General Partner

		By:	Advent International Corporation, Manager

			By:	/s/ Steven Collins
Name: Steven Collins
Title: Managing Director

Advent International GPE VI-C Limited Partnership
Advent International GPE VI-D Limited Partnership Advent International GPE VI-E Limited Partnership

By:	GPE VI GP (Delaware) Limited Partnership, General Partner

	By:	Advent International LLC, General Partner

		By:	Advent International Corporation, Manager

			By:	/s/ Steven Collins
Name: Steven Collins Title: Managing Director

Advent Partners GPE VI 2008 Limited Partnership
Advent Partners GPE VI 2009 Limited Partnership Advent Partners GPE VI 2010 Limited Partnership Advent Partners GPE VI – A Limited Partnership
Advent Partners GPE VI – A 2010 Limited Partnership

By:	Advent International LLC, General Partner

	By:	Advent International Corporation, Manager

		By:	/s/ Steven Collins
			Name:	Steven Collins
			Title:	Managing Director

Address:

FIVE BELOW, INC. - INVESTMENT AGREEMENT

c/o Advent International Corporation

75 State Street, Floor 29

Boston Massachusetts 02109

Attn: Steven Collins, Andrew Crawford

Fax: 617.951.0568, 212.461.6503

E-mail: scollins@adventinternational.com

acrawford@adventinternational.com

with a copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

100 Federal Street

Boston, Massachusetts 02110

Attention: Marilyn French

Fax: 617.772.8333

E-mail: marilyn.french@weil.com

FIVE BELOW, INC. - INVESTMENT AGREEMENT

EXHIBITS

Exhibit A	SCHEDULE OF PURCHASERS

Exhibit B	COMMON DIVIDEND FORMULA

Exhibit C	FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

Exhibit D	FORM OF SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES, LIMITATIONS AND SPECIAL RIGHTS OF THE SERIES A 8% CONVERTIBLE PREFERRED STOCK

Exhibit E	DISCLOSURE SCHEDULE

Exhibit F	FORM OF INDEMNIFICATION AGREEMENT

Exhibit G	FORM OF AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

Exhibit H	FORM OF SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Exhibit I	FORM OF LEGAL OPINION OF COMPANY COUNSEL

Exhibit J	FORM OF AMENDED AND RESTATED BYLAWS

[Exhibits C through J have been omitted as certain of these exhibits have been separately filed as exhibits to the Form S-1. The Company agrees to furnish supplementally a copy of these exhibits to the Securities and Exchange Commission upon request.]

EXHIBIT A

SCHEDULE OF PURCHASERS

Name of Purchaser	Ownership Percentage
Advent International GPE VI Limited Partnership	44.08
Advent International GPE VI-A Limited Partnership	28.42
Advent International GPE VI-B Limited Partnership	2.23
Advent International GPE VI-C Limited Partnership	2.27
Advent International GPE VI-D Limited Partnership	2.00
Advent International GPE VI-E Limited Partnership	5.40
Advent International GPE VI-F Limited Partnership	8.30
Advent International GPE VI-G Limited Partnership	5.23
Advent Partners GPE VI 2008 Limited Partnership	1.61
Advent Partners GPE VI 2009 Limited Partnership	0.06
Advent Partners GPE VI 2010 Limited Partnership	0.12
Advent Partners GPE VI – A Limited Partnership	0.14
Advent Partners GPE VI – A 2010 Limited Partnership	0.14
TOTAL	100.00

EXHIBIT B

COMMON DIVIDEND FORMULA

The maximum aggregate amount of the Common Dividend (the “Maximum Common Dividend Amount”) shall be an amount equal to the sum of the following amounts:

(i)	Purchase Price,

(ii)	plus, Assumed Exercise Price Proceeds,

(iii)	plus, Assumed Exercise Tax Benefit,

(iv)	plus, Vellios Loan Proceeds, and

(v)	minus, Assumed Miller Buckfire Fee.

For purposes of the foregoing calculation, “Assumed Exercise Price Proceeds” means the sum of the following amounts, without duplication:

(i)	the aggregate exercise price of vested and unvested options that have been exercised pursuant to the Exercise Offer during the Offer Period (such exercised vested and unvested options are referred to herein as the “Offer Period Exercised Options”);

(ii)	the aggregate exercise price of Compensatory Warrants that have been exercised pursuant to the Exercise Offer during the Offer Period (such exercised Compensatory Warrants are referred to herein as the “Offer Period Exercised Compensatory Warrants”);

(iii)	the aggregate exercise price of the Financing Warrants which would have been received had they been exercised rather than exchanged pursuant to the Exchange Offer;

(iv)	the aggregate exercise price of options (other than Offer Period Exercised Options) that have been exercised after June 1, 2010, but on or before the Dividend Record Date; and

(v)	the aggregate exercise price of Compensatory Warrants (other than Offer Period Exercised Compensatory Warrants) and Financing Warrants that have been exercised after June 1, 2010 but on or before the Dividend Record Date.

“Assumed Exercise Tax Benefit” means an amount equal to 38.5% of the assumed tax deduction, as determined by the Pre-Closing Board in good faith based on an equity value of $295 million for the common equity of the Company on a fully-diluted, as-converted basis, relating to the exercise of options and Compensatory Warrants that have been exercised after June 1, 2010 but on or before the Dividend Record Date.

“Vellios Loan Proceeds” means the cash proceeds received by the Company upon repayment of the outstanding balance of the loan made by the Company to Thomas Vellios pursuant to a promissory note, dated January 18, 2010, executed and delivered by Thomas Vellios in the principal amount of $250,000.

“Assumed Miller Buckfire Fee” means $314,844, such amount representing 61.5% of the sum of $500,000 fee payable by the Company to Miller Buckfire & Co, LLC for services rendered, as set forth in the Supplemental MB Letter Agreement, plus expenses of Miller Buckfire & Co, LLC reimbursed by the Company.

The Per Share Dividend shall be an amount equal to (x) an amount up to the Maximum Common Dividend Amount, as determined by the Pre-Closing Board in good faith, divided by (y) the Assumed Common Share Number. For purposes hereof, the “Assumed Common Share Number” shall be an amount equal to the sum of the following, without duplication:

(i)	the number of shares of Common Stock which are outstanding immediately prior to the Dividend Record Date;

(ii)	the number of shares of Common Stock into which the Series A Preferred Stock and Series A-1 Preferred Stock are convertible as of the Dividend Record Date;

(iii)	the number of shares of Common Stock that are issuable upon the exercise of the Offer Period Exercised Options;

(iv)	the number of shares of Common Stock that are issuable upon the exercise of Offer Period Exercised Compensatory Warrants;

(v)	the number of shares of Common Stock that underlie the Financing Warrants that have been exchanged or exercised after June 1, 2010 but on or before the Dividend Record Date;

(vi)	the number of shares of Common Stock issuable upon the exercise of options (other than Offer Period Exercised Options) that have been exercised after June 1, 2010 but on or before the Dividend Record Date; and

(vii)	the number of shares of Common Stock issuable upon the exercise of Compensatory Warrants (other than Offer Period Exercised Compensatory Warrants) that have been exercised after June 1, 2010 but on or before the Dividend Record Date.

In furtherance of the payment of the Common Dividend, the parties hereto intend that the Common Dividend be determined in a manner that is consistent with the foregoing and the illustration set forth on the following page. The calculation of the Maximum Common Dividend Amount that follows is for illustration purposes only and will vary based on the actual figures used to determine the Maximum Common Dividend Amount on the determination date.